GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY ANNOUNCES
SALE OF S.P. RICHARDS COMPANY

•S.P. Richards’ Core U.S. Operations Sold to Investor Group
•The Safety Zone and Impact Products Operations Sold to H.I.G. Capital
•Represents Significant Step Forward in Portfolio Optimization Strategy

Atlanta, Georgia, June 30, 2020 – Genuine Parts Company (NYSE: GPC) announced today that it has completed the sale of its S.P. Richards operations through two separate transactions. The Company has sold S.P. Richards’ core U.S. operations to an Investor Group led by industry professionals and has sold S.P. Richards’ Supply Source Enterprises business (“SSE”), comprised of The Safety Zone and Impact Products operations, to an affiliate of H.I.G. Capital. Both transactions are effective today, June 30, 2020. GPC expects to use the net cash proceeds from the transactions to enhance its cash position for capital allocation and to repay debt.

S.P. Richards Co. is a leading national business products wholesaler that distributes more than 98,000 products to 9,000 resellers and distributors throughout the United States from a network of 44 locations. Its core U.S. operations offer products and services in four primary product categories, including general office products, technology products and accessories, office furniture and JanSan and safety supplies, to national and independent business products resellers and janitorial supply distributors. The Safety Zone and Impact Products operations specialize in providing personal protective equipment and janitorial, safety, hygiene and sanitation products to a diversified customer base, including janitorial and sanitation supply distributors, safety products resellers, foodservice and food processing distributors and retailers.

Paul Donahue, Chairman and Chief Executive Officer of GPC, stated, "The sale of S.P. Richards represents the further streamlining of our operations and a significant step forward in our long-term strategy to optimize our portfolio. With this divestiture, we will continue to opportunistically expand our global footprint and strengthen our focus on sustainable, value-driving initiatives associated with our faster growing and higher margin automotive and industrial businesses.”

Mr. Donahue added, “On behalf of the GPC Board and management team, I want to thank Rick Toppin and the S.P. Richards team, whose hard work and dedication has made these transactions possible. Both the Investor Group and H.I.G. are supported by talented and experienced teams, and we are confident they are the right partners to lead these respective operations into the future. We look forward to working closely with them to support a smooth transition for our employees, customers and supply base, particularly during the ongoing challenges presented by COVID-19.”

Yancey Jones, on behalf of the Investor Group, said, "Our group comprises several industry leaders who envision a new, industry-changing alignment and partnership among manufacturers, wholesalers and resellers. This represents a shift in the traditional industry supply chain that will eliminate redundant costs and help all partners become more competitive. The acquisition of S.P. Richards’ core U.S. operations represents a major step forward in this process, and we are focused on strengthening our mutually beneficial partnerships and driving long-term, sustainable value creation."

Rahul Vinnakota, Managing Director at H.I.G., said, “SSE offers an extensive product portfolio and differentiated value-added services to distributors servicing a wide array of end users across several end markets. We appreciate the loyalty and support of SSE’s strong customer base during these difficult times and look forward to continuing to exceed their expectations in the future. H.I.G. will bring additional expertise and resources to SSE to support management as they continue to broaden SSE’s customer base, expand offerings and enhance services. Importantly, given the critical role of these businesses in the COVID-19 pandemic, we remain committed to ensuring continuity of service to customers while prioritizing the wellbeing of employees.”

J.P. Morgan is acting as financial advisor and Troutman Sanders LLP is acting as legal counsel to GPC.

B. Riley Financial is acting as financial advisor and Whiteford Taylor Preston, LLP is acting as legal counsel to the Investor Group. Harris Williams and Robert W. Baird are acting as financial advisors and McDermott, Will & Emery is acting as legal counsel to H.I.G. Capital.

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive replacement parts and industrial parts. The Company’s Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company’s Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. Genuine Parts Company had 2019 revenues of $19.4 billion. Further information is available at www.genpt.com.

About the Investor Group
The Investor Group is comprised of key investors, including well-respected industry professionals, who have partnered to acquire S.P. Richards’ core U.S. operations. The Investor Group is committed to the business products industry and the long-term growth of S.P. Richards and, as owners, intends to act swiftly to build a stronger and more competitive distribution business well-positioned to capture greater market share, capitalize on opportunities to create value and help its customers succeed.

About H.I.G. Capital
H.I.G. is a leading global private equity and alternative assets investment firm with $37 billion of equity capital under management. Based in Miami, and with offices in New York, Boston, Chicago, Dallas, Los Angeles, San Francisco, Atlanta and Stamford in the U.S., as well as international affiliate offices in London, Hamburg, Madrid, Milan, Paris, Bogotá, Rio de Janeiro and São Paulo, H.I.G. specializes in providing both debt and equity capital to small and mid-sized companies, utilizing a flexible and operationally focused / value-added approach. Since its founding in 1993, H.I.G. has invested in and managed more than 300 companies worldwide. The firm's current portfolio includes more than 100 companies with combined sales in excess of $30 billion. For more information, please refer to the H.I.G. website at www.higcapital.com.

GPC Contacts
Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations - (678) 934-5628

Investor Group Contact

Mike Maggio, President & CEO – (609) 254-8321

H.I.G. Capital Contact
Rahul Vinnakota, Managing Director – (212) 506-0500
Vivek Jain, Principal – (212) 506-0500

Forward Looking Statements
This press release contains forward-looking statements, including statements regarding the proposed business transactions with the Investor Group and H.I.G. Capital, including our planned use of proceeds and our future strategy. These forward-looking statements are based on management’s current expectations, forecasts and assumptions, and actual results could differ materially from those expressed or implied here, including but not limited to: post-closing risks attendant to selling a business, including the possibility of indemnification or other claims, and the challenges to implementing our longer-term strategic plans, including COVID-19, the economy as a whole, and demand for the products that we sell, the ability of our vendors to fulfill our needs, and competitive actions by others.

Forward-looking statements are only as of the date they are made, and GPC disclaims any duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.